Exhibit 99.1

TScan Therapeutics Reports First Quarter 2026 Financial Results and Provides Corporate Update

Early data on patients treated in Cohort C of the ALLOHA™ Phase 1 heme trial expected in the second quarter of 2026

Initiation of Phase 3 study of TSC-101 (ALLOHA-2™) planned for the second quarter of 2026

Initiation of Phase 1 study of TSC-102-A01 and TSC-102-A03 targeting CD45 in patients with HLA types A*01:01 and A*03:01 planned for the second half of 2026

Cash and cash equivalents continue to fund operations into the second half of 2027

WALTHAM, Mass., May 6, 2026 -- TScan Therapeutics, Inc. (Nasdaq: TCRX), a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer, today reported financial results for the three months ended March 31, 2026, and provided a corporate update.

“2026 will be a critical year for TScan as we advance our mission to deliver transformative T cell therapies to patients. We have multiple key milestones on the horizon, anchored around the planned initiation of our Phase 3 study of TSC-101 in patients with AML and MDS undergoing allogenic hematopoietic cell transplantation,” said Gavin MacBeath, Ph.D., Chief Executive Officer. “We look forward to sharing initial data from Cohort C of our Phase 1 ALLOHA trial, where we have enrolled and treated over 10 patients with our commercial-ready manufacturing process. The robust enrollment in this cohort underscores strong physician support, providing us greater conviction as we prepare to launch the pivotal study.”

Chrystal U. Louis, M.D., Chief Medical Officer added, “Beyond TSC-101, we continue to build our heme franchise with the advancement of TSC-102-A01 and TSC-102-A03, which together will approximately double the number of patients who could potentially benefit from TCR-T therapy following allogeneic transplant. We look forward to introducing both candidates into a new Phase 1 clinical trial in the second half of this year.”

Recent Corporate Highlight

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In April 2026, the Company announced the acceptance of an abstract for poster presentation at the upcoming American Society of Gene and Cell Therapy (ASGCT) 29th Annual Meeting being held May 11-15 in Boston, MA. The presentation will include details around the identification and preclinical development of the Company’s HLA-A*01:01- and HLA-A*03:01-restricted, CD45-targeted TCRs, TSC-102-A01 and TSC-102-A03. Once the presentation has concluded, a copy of the materials will be added to the “Publications” section of the Company’s website at tscan.com.

Pipeline Progress and Upcoming Anticipated Milestones

Heme Malignancies Program: TScan’s lead TCR-T therapy candidate, TSC-101, is designed to treat residual disease and prevent relapse in patients with heme malignancies undergoing allogeneic HCT (the ALLOHA trial, NCT05473910).

Exhibit 99.1

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Share early clinical data on patients treated in Cohort C of the ALLOHA study in the second quarter of 2026.
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Launch Phase 3 study of TSC-101 in the second quarter of 2026.
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Share updated data on patients treated in Cohort C of the ALLOHA study in the second half of 2026.
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Initiate Phase 1 study of TSC-102-A01 and TSC-102-A03 in the second half of 2026.

Solid Tumor Program: The Company’s strategy is to treat patients with multiple TCR-T therapy candidates to overcome tumor heterogeneity.

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The Company is currently developing methods to engineer TCR-T cells in vivo to treat solid tumors. Initial candidates are in preclinical development.

Autoimmunity Program: The Company is leveraging its target discovery platform to identify targets for a set of T cell-driven autoimmune disorders and is currently developing potential treatment options.

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Share preclinical proof-of-concept data for the program’s therapeutic approach in the second half of 2026.

First Quarter 2026 Financial Results

Revenue: Revenue for the first quarter of 2026 was $1.0 million, compared to $2.2 million for the first quarter of 2025. The decrease was primarily due to timing of research activities pursuant to the Company’s collaboration agreement with Amgen.

R&D Expenses: Research and development (R&D) expenses for the first quarter of 2026 were $21.9 million, compared to $29.8 million for the first quarter of 2025. The decrease of $7.9 million was primarily driven by the timing in the purchase of supplies and consumables, as well as savings in connection with the Company’s previously announced strategy to prioritize the clinical development of its heme program. R&D expenses included non-cash stock compensation expense of $1.2 million and $1.7 million for the first quarter of 2026 and 2025, respectively.

G&A Expenses: General and administrative (G&A) expenses for the first quarter of 2026 were $8.2 million, compared to $8.6 million for the first quarter of 2025. The decrease of $0.4 million was primarily due to lower professional fees. G&A expenses included non-cash stock compensation expense of $1.2 million and $1.7 million for the first quarter of 2026 and 2025, respectively.

Net Loss: Net loss was $28.7 million for the first quarter of 2026, compared to $34.1 million for the first quarter of 2025, and included net interest income of $0.5 million and $2.1 million, respectively.

Cash Position: Cash and cash equivalents as of March 31, 2026, were $128.1 million, excluding $5.0 million of restricted cash. The Company believes that its existing cash resources will be sufficient to fund its current operating plan into the second half of 2027.

Share Count: As of March 31, 2026, the Company had 60,101,310 issued and outstanding shares of common stock, consisting of 55,824,722 shares of voting common stock and 4,276,588 shares of non-voting common stock, as well as 69,811,767 outstanding pre-funded warrants to purchase shares of voting common stock at an

Exhibit 99.1

exercise price of $0.0001 per share. Pro forma outstanding shares, inclusive of both common stock and pre-funded warrants, were 129,913,077 as of March 31, 2026.

About TScan Therapeutics, Inc.

TScan is a clinical-stage biotechnology company focused on the development of T cell receptor (TCR)-engineered T cell (TCR-T) therapies for the treatment of patients with cancer. The Company’s lead TCR-T therapy candidate is in development for the treatment of patients with hematologic malignancies to prevent relapse following allogeneic hematopoietic cell transplantation (the ALLOHA™ Phase 1 heme trial). The Company is also in early stages of developing methods for in vivo engineering to treat solid tumors. In addition, the Company is applying its target discovery platform to discover novel targets in various T cell-mediated autoimmune disorders.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, express or implied statements regarding the Company’s plans, progress, expectations, and timing relating to the Company’s hematologic malignancies program, including clinical updates of the ALLOHATM Phase 1 heme trial, presentation of data, enrollment and dosing of patients, initiation of Phase 1 study of TSC-102-A01 and TSC-102-A03, clinical trial design and initiation of a pivotal trial for TSC-101, and market opportunities; the progress of the hematologic malignancies program being indicative or predictive of the success of such program; the Company’s current and future research and development plans or expectations, including regarding its solid tumor program’s in vivo engineering efforts and its autoimmunity program’s presentation of preclinical proof-of-concept data and the anticipated therapeutic approach; the structure, timing and success of the Company’s planned preclinical development, submission of INDs, and clinical trials for any of its programs; the potential benefits of any of the Company’s proprietary platforms or current or future product candidates in treating patients; the Company’s ability to fund its operating plan into the second half of 2027 with its existing cash and cash equivalents; and the Company’s goals, strategy and anticipated financial performance. TScan intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as, but not limited to, “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “anticipate,” “project,” “target,” “design,” “estimate,” “predict,” “potential,” “plan,” “on track,” or similar expressions or the negative of those terms. Such forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions, and uncertainties. The express or implied forward-looking statements included in this release are only predictions and are subject to a number of risks, uncertainties and assumptions, including, without limitation: the beneficial characteristics, safety, efficacy, therapeutic effects and potential advantages of TScan’s TCR-T therapy product candidates; TScan’s expectations regarding its preclinical studies being predictive of clinical trial results; TScan’s cleared INDs being indicative or predictive of bringing TScan closer to its goal of providing customized TCR-T therapies to treat patients with cancer; the timing of the launch, initiation, progress, expected results and announcements of TScan’s preclinical studies, clinical trials and its research and development programs; TScan’s ability to enroll patients for its clinical trials within its expected timelines; TScan’s plans relating to developing and commercializing its TCR-T therapy product candidates, if approved, including sales strategy; estimates of the size of the addressable market for TScan’s TCR-T therapy product candidates; TScan’s manufacturing capabilities and the scalable nature of its manufacturing process; TScan’s estimates regarding expenses, future milestone payments and revenue, capital requirements and needs for additional financing; TScan’s expectations regarding competition; TScan’s anticipated growth strategies; TScan’s ability to attract or retain key personnel; TScan’s ability to establish and maintain development partnerships and collaborations; TScan’s expectations regarding federal, state and foreign regulatory requirements; TScan’s ability to obtain and maintain intellectual property protection for its proprietary platform technology and our product candidates; the sufficiency of TScan’s existing capital resources to fund its future

Exhibit 99.1

operating expenses and capital expenditure requirements; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TScan’s most recent Annual Report on Form 10-K and any other filings that TScan has made or may make with the SEC in the future. Any forward-looking statements contained in this release represent TScan’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Except as required by law, TScan explicitly disclaims any obligation to update any forward-looking statements.

Investor and Media Contact

Caileigh Dougherty

857-399-9890
ir@tscan.com

Exhibit 99.1

TScan Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data
(unaudited, in thousands, except share amount)

	March 31, 2026	December 31, 2025
Assets
Cash and cash equivalents	$128,057	$152,406
Other assets	73,934	76,383
Total assets	$201,991	$228,789
Liabilities and Stockholders' Equity
Total liabilities	$105,069	$105,666
Total stockholders' equity	96,922	123,123
Total liabilities and stockholders' deficit	$201,991	$228,789
Common stock and pre-funded warrants outstanding (1)	129,913,077	129,913,390

(1) Includes at March 31, 2026 and December 31, 2025, respectively, 69,811,767 and 73,011,767 issued and outstanding pre-funded warrants to purchase shares of voting common stock at an exercise price of $0.0001 per share.

TScan Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue:
Collaboration and license revenue	$982	$2,171
Operating expenses:
Research and development	21,904	29,788
General and administrative	8,217	8,633
Total operating expenses	30,121	38,421
Loss from operations	(29,139)	(36,250)
Interest and other income, net	1,162	2,802
Interest expense	(689)	(679)
Net loss	$(28,666)	$(34,127)
Net loss per share, basic and diluted	$(0.22)	$(0.26)
Weighted average common shares outstanding—basic and diluted (2)	129,913,376	129,678,572

(2) For the three months ended March 31, 2026 and 2025, respectively, 69,811,767 and 73,087,945 shares of the Company's voting common stock issuable upon exercise of pre-funded warrants are included as outstanding common stock in the calculation of basic and diluted net loss per share.